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                                                                                                          --------------------------
----------                                                                                                      OMB APPROVAL
 FORM 3                                                                                                   --------------------------
----------                                                                                                OMB Number: 3235-0104
                                    U.S. SECURITIES AND EXCHANGE COMMISSION                               Expires:  January 31, 2005
                                             WASHINGTON, DC 20549                                         Estimated average burden
                                                                                                          hours per response.....0.5
                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                       --------------------------

                 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
         of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
      Worrell,    David         L.            Statement
------------------------------------------    (Month/Day/Year)                  FX Energy, Inc. ("FXEN")
     (Last)     (First)     (Middle)             4/1/03                  -----------------------------------------------------------
  1469 Rose Villa Street                   ----------------------------  5. Relationship of Reporting    6.If Amendment, Date
------------------------------------------   3. IRS or Social Security          Person to Issuer           of Original
             (Street)                         Number of Reporting           (Check all applicable)         (Month/Day/Year)
                                              Person (Voluntary)         [X] Director  [ ] 10% Owner
  Pasadena,         CA          91106                                    [ ] Officer   [ ] Other(specify 7.Individual or Joint/Group
----------------------------------------     --------------------------      (give title    below)          Filing (Check Applicable
      (City)      (State)      (Zip)                                          below)                        Line)
                                                                                                            [X] Form filed by One
                                                                                                                Reporting Person
                                                                                                            [ ] Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
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                                          TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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                                                                                                      Held by David L. Worrell
  Common Stock                                        7,000                         (I)               in a Contributory IRA
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                                                                                                      Held by wife Julianne Shedd
  Common Stock                                        5,000                         (I)               Worrell in a Contributory IRA
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                                                                                                      Joint Tenancy with wife
  Common Stock                                       20,000                         (I)               Julianne Shedd Worrell
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                            Potential persons who are to respond tot he colleciton of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- ----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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Explanation of Responses:


                                                                   /s/ David Worrell               April 1, 2003
                                                                 -------------------------------   -------------
                                                                  **Signature of Reporting Person        Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond tot he colleciton of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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